Exhibit 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


To the stockholders and Board of Directors of The Gillette Company

We consent to the incorporation by reference herein of our reports dated February 4, 1993 relating to the consolidated balance sheets of The Gillette Company and subsidiary companies as of December 31, 1992 and 1991, and the related consolidated statements of income and earnings reinvested in the business and cash flows and related schedules for each of the years in the three-year period ended December 31, 1992, which reports appear or are incorporated by reference in the December 31, 1992 annual report on Form 10-K of The Gillette Company.

KPMG PEAT MARWICK

Boston, Massachusetts
March 1, 1994